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                                                                   EXHIBIT 21.01

Asymetrix Subsidiaries

Asymetrix Learning Systems, Ltd.
Asymetrix GmbH
Asymetrix SARL
Socha Computing, Inc.
Aimtech Corporation
Communication Strategies, Inc.
Meliora Systems, Inc.